UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2009

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Due to the necessity of protecting the Company’s confidential business plans from competitors, on February 19, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of The Coca-Cola Company (the “Company”) decided to revise the criteria on which it would base its determination to pay annual incentive awards to the Company’s named executive officers (as defined in Item 402(a) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”)) for fiscal year 2008 under the  Performance Incentive Plan of The Coca-Cola Company (the “Plan”).  The Company previously announced that awards for 2008 would be determined based upon (i) the business performance criteria set forth in the Company’s Current Report on Form 8-K filed with the Commission on February 21, 2008 and (ii) the 2007 annual incentive formula set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 3, 2008 (the “2008 Proxy Statement”).  Under that formula, the annual incentive for the Company’s named executive officers would have been calculated as follows:   Base Salary X Annual Incentive Target % X Business Performance Factor % X Personal Performance Factor % (the “Formula”). The approved business performance measures under the Plan for 2008 were net income and volume (for those with corporate responsibilities) and profit before taxes and volume (for those with operating unit responsibilities).

The Compensation Committee decided not to base its determination of awards to the named executive officers on the Formula, and determined instead to award bonuses on a discretionary basis.  The Compensation Committee decided not to use the Formula in response to the position of the staff of the Division of Corporation Finance of the Commission that, if the Compensation Committee were to use the Formula, the Company would be required to publicly disclose the specific volume, net income and pre-tax profit targets that would result in payments under the Plan.  These targets are derived from the Company’s confidential business plan, and the Company believes that disclosure of the targets would enable competitors to determine the Company’s business plan and pricing strategy and adjust their own business plans and strategies accordingly.  Rather than subject the Company to the substantial competitive harm that would result from the disclosure of the targets comprising the business performance factor, the Compensation Committee decided to award bonuses on an entirely discretionary basis, without utilizing the Formula and the matrix described in the 2008 Proxy Statement.  In utilizing its discretion, the Compensation Committee considered a number of quantitative and qualitative factors, including, but not limited to, volume growth, earnings per share growth, global volume and value share gains and overall Company operating performance in the current economic climate in order to make its decision.

The Plan authorizes the Compensation Committee to make discretionary awards to executive officers of the Company based on a percentage of the participant’s salary, subject to the dollar limitations set forth in the Plan.  The 2008 discretionary cash bonuses awarded by the Compensation Committee to the named executive officers will be made in accordance with these provisions of the Plan.

The Compensation Committee’s decision to award discretionary bonuses to the named executive officers means that the bonuses awarded to the U.S. based named executive officers of the Company other than the Chief Financial Officer will not be deductible for tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

In reaching its decision, the Compensation Committee weighed the additional tax cost versus the competitive harm in disclosing the Plan targets and determined that the potential competitive harm significantly outweighed the additional tax cost, which is not material.  The Compensation Committee believes that this decision is in the best interests of the Company and its shareowners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: February 23, 2009	By: /s/ Harry L. Anderson________________________ Harry L. Anderson Vice President and Controller